Exhibit 99.4

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of this     th day of January, 2001, by and among CASH TECHNOLOGIES, INC., a Delaware corporation (the ”Company”) and the persons and entities listed on Exhibit A which are signatories hereto (individually, a “Shareholder,” and collectively, the “Shareholders”).

WHEREAS, the Company desires to grant registration rights to the Shareholders in connection with their purchase of shares of Series C 8% Cumulative Convertible Preferred Stock (the “Series B Shares”) and Series D Warrants (“Series D Warrants”), under that certain Series B Convertible Preferred Stock Purchase Agreement, dated as of the      of January 2001, by and among the Company and the Shareholders (the “Stock Purchase Agreement”); and

WHEREAS, the execution and delivery of this Agreement by the Company and each of the Shareholders is a condition precedent to the closing under the Stock Purchase Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

5. Registration Rights.

5.1 Certain Definitions. As used in this Section 1 and elsewhere in this Agreement, the terms set forth below shall have the following respective meanings:

“Commission” means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

“Common Stock” means the shares of Common Stock, par value $.001 per share, of the Company, and any other shares of common stock of the Company that is owned by a Shareholder, or to which a Shareholder has rights, after the date hereof.

“Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock, and (ii) all options, warrants, and other rights to acquire shares of Common Stock or shares of stock or other securities convertible into or exchangeable for shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Majority Holders “ means the Holders of a majority of the shares of Series B Preferred Stock outstanding at the time of such determination.

“Registration Statement” means a registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 for the registration of any option plan or Form S-4 in connection with a merger or acquisition, or their successors, or any other form for a limited purpose (not including any issuance of securities of the Company for cash consideration), or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Registration Expenses” means the expenses described in Section 1.6.

“Registrable Shares” means (i) the shares of Common Stock issued or issuable upon conversion of the Series C Shares; (ii) any shares of common Stock issuable upon conversion of the Series D Warrants(iii) any shares of Common Stock issuable upon the conversion or exercise of capital stock or other securities of the Company acquired by any of the Shareholders; (iv) any other shares of Common Stock of the Company issued to the Shareholders from time to time; (v) shares of any class of capital stock or other securities into which or for which any such shares of Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization, merger or consolidation of the Company or sale of all or substantially all of the assets of the Company, (vi) any other shares of Common Stock of the Company issued in respect of such shares described in clauses (i) through (v) of this definition (because of stock splits, stock dividends, reclassification, recapitalization, or similar events); provided, however, that shares of Common Stock that are Registrable Shares shall cease to be Registrable Shares (y) upon any sale pursuant to a Registration Statement or Rule 144 under the Securities Act or (z) upon any sale in any manner to a person or entity that, by virtue of Section 3, is not entitled to the rights provided by this Section 1. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include shares of Common Stock issuable upon conversion of any Derivative Securities even if such conversion has not yet been effected.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Shareholders” means the Shareholders and any persons or entities to whom the rights granted under this Section 1 are transferred by any Shareholders, or their successors or assigns, pursuant to Section 3.

5.2 Sale or Transfer of Registrable Shares; Legend.

(a) The Registrable Shares and shares issued in respect of the Registrable Shares shall not be sold or transferred, except to a transferee or assignee that is a wholly-owned subsidiary or parent of, or to any corporation or person that is, within the meaning of the Securities Act, controlling, controlled by, or under common control with, any such Shareholder, unless either (a) they first shall have been registered under the Securities Act or (b) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

(b) Each certificate representing the Registrable Shares and shares issued in respect of the Registrable Shares shall bear a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

The foregoing legend shall be removed from the certificates representing any Registrable

Shares, at the request of the holder thereof, at such time as such securities are registered under the Securities Act or such securities become eligible for resale pursuant to Rule 144(k) under the Securities Act.

(c) No representation contained elsewhere herein or in any document executed in connection with the transactions contemplated hereby shall be construed to preclude the Shareholders from effecting at any time a resale of any of the Registrable Shares (or the underlying Common Stock upon conversion) pursuant to the provisions of Rule 144A under the Securities Act; provided, however, that any Shareholder that desires to sell Registrable Shares pursuant to Rule 144A under the Securities Act shall have provided the Company with an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that the sale of such Registrable Shares is exempt from registration under the Securities Act pursuant to Rule 144A under the Securities Act. If requested by a Shareholder (or Shareholders), the Company shall use its best efforts to permit the Registerable Shares (or underlying Common Stock) to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.

(d) The Company agrees, upon the request of any Shareholder, to make available to such Shareholder and to any prospective transferee of Registrable Shares of such Shareholder the information concerning the Company described in Rule 144A(d)(4) under the Securities Act.

5.3 Required Registration.

(a) Within 15 months after the Closing as set forth in the Stock Purchase Agreement the Company shall use its best efforts to file a registration statement with the Commission on Form S-1, Form SB-2, or Form S-3, as applicable, (or any successor form) of all of the Registrable Shares owned by the Shareholders. If the Shareholders intend to distribute the Registrable Shares by means of an underwriting, they shall so advise the Company in a timely manner so as to allow for the Company to enter into appropriate agreements with the underwriter. In the event such registration is underwritten, the right of the Shareholders to participate shall be conditioned on such Shareholders’ participation in such underwriting. Within 10 days after the receipt by the Company of such request for registration pursuant to this Section 1.3(a), the Company shall give written notice of such proposed registration to all Shareholders. The Company shall, as expeditiously as possible, use its best efforts to effect the registration, on Form S-1, Form SB-2, or Form S-3, as applicable, (or any successor form), qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) of all Registrable Shares. Notwithstanding the foregoing, the Company may delay the filing, amendment and/or the effectiveness of such Registration Statement, for a period not to exceed 90 days in the aggregate during any 12 month period, if at the time the Company is engaged in a material transaction and the filing, amendment and/ or effectiveness of such Registration Statement would have a material adverse effect on such transaction.

(b) If the underwriter, if any, managing any underwritten registration under this Section 1.3 determines in good faith that, because of marketing factors the number of Registrable Shares requested to be registered by all Shareholders exceed the number of Registrable Shares to which such registration should, in the opinion of the managing underwriter, be limited (the “Underwriters’ Maximum Number”), then (A) the Company will be obligated and required to include in such registration the number of Registrable Shares requested to be registered by all Shareholders which does not exceed the Underwriters’ Maximum Number and such Registrable Shares shall be allocated pro rata among the Shareholders based upon the number of Registrable Shares requested to be included by such Shareholders, and (B) if the Underwriters’ Maximum Number exceeds the number of Registrable Shares which the Company shall be required to include in such registration pursuant to clause (A) of this Section 1.3(c), then the Company may include in such registration that number of securities which persons (other than the Shareholders) shall have requested be included in such registration and which shall not be greater than such excess.

(c) If at the time of any request to register Registrable Shares pursuant to this Section 1.3, the Company is engaged or has fixed plans to engage within 90 days of the time of the request in a registered public offering as to which the Shareholders may include Registrable Shares pursuant to Section 1.4, then the Company may at its option direct that such request be delayed for a period not in excess of 90 days from the effective date of such offering; provided, however, that (i) such direction by the Company must be made within 30 days of the Shareholders’ request to register Registrable Shares pursuant to this Section 1.3, (ii) the Company shall use its best efforts in good faith to cause the registration statement relating to such underwritten registered public offering to be filed and to become effective as expeditiously as shall be reasonably possible, and (iii) that such right to delay a request can be exercised by the Company not more than once in any 18 month period

5.4 Incidental Registration.

(a) Whenever the Company proposes to file a Registration Statement (excluding any Registration Statement to be filed pursuant to Section 1.3) at any time and from time to time, it will, prior to such filing, give written notice to all Shareholders of its intention to do so and, upon the written request of a Shareholder or Shareholders given within 30 days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its best efforts to cause all Registrable Shares that the Company has been requested by such Shareholder or Shareholders to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Shareholder or Shareholders; provided, however, that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 1.4 without obligation to any Shareholder.

(b) In connection with any offering by the Company under this Section 1.4 involving an underwriting of Common Stock or Common Stock and other securities of the Company, the Company shall not be required to include any Registrable Shares in such offering unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company in good faith (provided that such terms must be reasonably consistent with this Agreement), and then only in such quantity as will not, in the good faith opinion of the underwriters, jeopardize the success of the offering by the Company. If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, then the holders of Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their respective total ownership of shares of Common Stock of the Company (giving effect to the conversion into Common Stock of all securities convertible thereunto). If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata based upon their total ownership of Registrable Shares, together as one group. Shareholders shall be permitted to withdraw all or any portion of the Registrable Shares requested to be included in such registration at any time prior to the effective date of such registration unless such Shareholders have entered into a written agreement with the Company’s underwriters establishing the terms and conditions under which such Shareholders would be obligated to sell such Registrable Shares in such registration.

(c) The Company and the Shareholders acknowledge and agree that the Company has granted incidental registration rights with respect to certain shares of Common Stock, Series B Preferred Stock and Series C Warrants (the “Other Registrable Shares”). If in the opinion of the managing underwriter the registration of all, or part of, the Registrable Shares and/or Other Registrable Shares that the holders thereof have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Other Registrable Shares, if any, and Registrable Shares that the managing underwriter believes may be sold without causing such adverse effect.

(d) The Shareholders agree (i) that in any underwritten offering each Shareholder hereby agrees that the sale, transfer, pledge or assignment ( for purposes hereof, a “Transfer”) of any Registrable Securities shall be prohibited and precluded for a period of 180 days from the effective date without the prior written consent of the managing underwriters and (ii) for a period of 365 days from the effective date the Shareholders shall offer first to the managing underwriter the opportunity to conduct all Transfers, provided, that the terms of the Transfer are not less favorable as the Shareholder may obtain from any other NASD registered broker- dealer.

5.5 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, the Company shall:

(a) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective (provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one counsel selected by the Shareholders, copies of all such documents proposed to be filed, which documents will be subject to the timely review of such counsel and, with respect to any registration pursuant to Section 1.3(a), the Company will not file any Registration Statement or amendment or supplement thereto, including documents incorporated by reference, to which the holders of a majority of the Registrable Shares covered by such Registration Statement shall reasonably object) until the Registrable Shares covered by such Registration Statement have been sold;

(b) as expeditiously as reasonable, prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or 180 days after the effective date thereof;

(c) as expeditiously as reasonable, furnish to each selling Shareholder such reasonable numbers of copies of the Registration Statement, each amendment and supplement thereto, the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and each prospectus filed under Rule 424 of the Securities Act, and such other documents as the selling Shareholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Shareholder (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by such selling Shareholders in connection with the offering and sale of the Registrable Shares covered by the prospectus or any amendment or supplement thereto);

(d) as expeditiously as reasonable, use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or Blue Sky laws of such states as the selling Shareholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Shareholders to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Shareholders; provided, however, that the Company shall not (i) be required in connection with this Section 1.5(d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction or (ii) take such action that in the good faith opinion of the underwriters would jeopardize the success of the offering by the Company and the selling Shareholders;

(e) notify each selling Shareholder, at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such selling Shareholder, the Company will promptly prepare (and, when completed, give notice to each selling Shareholder) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Company, each selling Shareholder will not offer or sell such Registrable Shares until the Company has notified such selling Shareholder that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to such selling Shareholder;

(f) cause all such Registrable Shares to be listed, prior to the date of the first sale of such Registrable Shares pursuant to such registration, on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed with the National Association of Securities Dealers automated quotation system (“NASDAQ”);

(g) provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(h) enter into all such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Shares being sold or the underwriters, if any, reasonably request (in the ordinary course of a public offering of such type) in order to expedite or facilitate the disposition of such Registrable Shares (including, without limitation, effecting a stock split or a combination of shares);

(i) make available for inspection on a confidential basis by any selling Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement, and the counsel to the selling Shareholders whose expenses are being paid pursuant to Section 1.6 hereof (in each case after reasonable prior notice), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply on a confidential basis all information reasonably requested by any such selling Shareholder, underwriter or attorney in connection with such Registration Statement;

(j) permit any selling Shareholder that, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company within the meaning of Section 15 of the Securities Act, to participate in the preparation of such registration or comparable statement and to permit the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such selling Shareholder and its counsel should be included, provided that such material shall be furnished under such circumstances as shall cause it to be subject to the indemnification provisions provided pursuant to Section 1.7 hereof;

(k) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such Registration Statement for sale in any jurisdiction, the Company will use its best efforts promptly to obtain the withdrawal of such order;

(l) cooperate with the selling Shareholders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Shares to be sold under such registration, and enable such Registrable Shares to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such selling Shareholders may request;

(m) except in the event that a registration is effected on Form S-3, use its best efforts to obtain at the time of effectiveness of each registration, a “comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the sellers of a majority of the Registrable Shares covered by such registration and the underwriters reasonably request;

(n) use its best efforts to obtain, at the time of effectiveness of each registration and at the time of any sale pursuant to each registration, an opinion or opinions, favorable in form and scope to the sellers of a majority of the Registrable Shares covered by such registration, from counsel to the Company in customary form; and

(o) otherwise comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act as soon as reasonably practicable after the end of the twelve month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Registration Statement, which statement shall cover said twelve month period.

5.6 Allocation of Expenses. The Company will pay all Registration Expenses (as defined herein) of all registrations under this Agreement; provided, however, that if a registration under Section 1.3 is withdrawn prior to the Registration becoming effective at the request of the Shareholders requesting such registration (other than as a result of information concerning the business or financial condition or prospects of the Company that is made known to the Shareholders after the date on which such registration was requested) and if the requesting Shareholders elect not to have such registration counted as a registration requested under Section 1.3, the requesting Shareholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Agreement, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 1, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, messenger, telephone and delivery expenses, fees, and expenses of counsel for the Company and the fees and expenses of one counsel selected by the selling Shareholders to represent the selling Shareholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration (including the expenses related to the preparation and delivery of any “cold comfort” letters required by or incident to such registration), and fees and disbursements of underwriters, but excluding underwriting discounts, selling commissions, and the fees and expenses of selling Shareholders’ additional counsel.

5.7 Indemnification and Contribution. In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each seller of such Registrable Shares, each underwriter of such Registrable Shares, the officers, directors, and partners of each seller and underwriter, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities, joint or several, to which such seller, underwriter, officer, director, partner, or controlling person may become subject under the Securities Act, the Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus, or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or any offering circular or other document relating to any registration, qualification or compliance, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance; and the Company will reimburse such seller, underwriter, officer, director, partner, or controlling person for any legal or any other expenses reasonably incurred by such seller, underwriter, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the Company will not be liable to any Indemnified Party (as hereinafter defined) in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of Indemnified Party specifically for use in the preparation thereof.

In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless the Company, each other selling Shareholder, each underwriter (if any), each of the officers, directors and partners of the Company and each other selling Shareholder and underwriter, and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which the Company, such selling Shareholder, underwriter, officer, director, partner, or controlling person may become subject under the Securities Act, Exchange Act, state securities or Blue Sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, any amendment or supplement to the Registration Statement, or any offering circular or other document incident to any registration, qualification or compliance, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if, and only to the extent, the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment, or supplement; and will reimburse the Company, such directors and officers, such underwriter, and each such controlling person for any legal or any other expenses reasonably incurred by such parties in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the obligations of each selling Shareholder hereunder shall be limited to an amount equal to the net proceeds to such Shareholders from the Registrable Shares sold in connection with such registration.

Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed); and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1. After the Indemnifying Party has assumed such defense, the Indemnified Party may participate in such defense at the Indemnified Party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

In order to provide for just and equitable contribution to joint liability under the Securities Act or otherwise, in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 1.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.7 provides for indemnification in such case, or (ii) contribution may be required on the part of any such selling Shareholder or any such controlling person in circumstances for which indemnification is provided under this Section 1.7; then, in each such case, the Company and such Shareholder will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities

Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

5.8 Indemnification with Respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 1.3(a), the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including, without limitation, customary provisions with respect to indemnification by the Company of the underwriters of such offering.

5.9 Information by Holder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Section 1.

5.10 Rule 144 Requirements. The Company shall use its best efforts to:

(a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about the Company;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any holder of Registrable Shares upon request (i) a written statement by the Company as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents of the Company as such holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

5.11 Selection of Underwriter. In the case of any registration effected pursuant to Section 1.3 (Required Registration), the Shareholders shall have the right to designate the managing underwriter in any underwritten offering, subject to the approval (such approval shall not be unreasonably withheld or delayed) of a majority of the Board of Directors of the Company.

5.12 Lawful Compliance . Notwithstanding anything to the contrary in this Section 1, the Company shall not be required to violate or breach any applicable federal or state security law, rule, or regulation.

6. Successors and Assigns. Except as provided in Section 3, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

7. Transfers of Certain Rights.

7.1 Permissible Transfers. Subject to the provisions of Section 3.2, the rights granted to a Shareholder under Section 1 may be transferred by such Shareholder to another Shareholder, to any affiliate of the Company, or to any person or entity; provided, however, that the Company is given written notice by the transferee at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which such rights are being assigned; provided, further, that no rights granted hereunder shall be transferable unless in connection with the transfer of the Registerable

Shares to which such rights relate.

7.2 Transferees. Any transferee (other than a Shareholder) to whom rights under Section 1 are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Shareholders under this Agreement, to the same extent as if such transferee were a Shareholder hereunder.

7.3 Subsequent Transferees. A transferee to whom rights are transferred pursuant to this Section 3 may again transfer such rights to any other person or entity, subject to Sections 3.1 and 3.2 above.

7.4 Partners and Shareholders. Notwithstanding anything to the contrary herein, any Shareholder that is a partnership or corporation may transfer rights granted to such Shareholder under Section 1 to any partner or shareholder thereof to whom Registrable Shares are transferred pursuant to Section 1.2 and who delivers to the Company an opinion of counsel as to the transfer of such securities under applicable state and federal securities laws (as described in Section 1.2(a)) and a written instrument in accordance with Section 1.2(b). In the event of such transfer, such partner or shareholder shall be deemed a Shareholder for purposes of this Section 3 and may again transfer such rights to any other person or entity that acquires Registrable Shares from such partner or shareholder, in accordance with, and subject to, the provisions of Sections 3.1, 3.2, or 3.3.

8. Miscellaneous.

8.1 Survival of Agreements. All agreements contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

8.2 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or by overnight courier, or telecopy or on the third (3rd) business day after mailing if mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

(a) If to Company, to:	Cash Technologies, Inc.
1434 West 11th Street
Los Angeles, CA 90015
Attention: President
Facsimile: (213) 745-2030

Copies to:	Goldstein & DiGioia, LLP
369 Lexington Avenue
New York, New York 10017
Attention: Brian C. Daughney, Esq.
Facsimile: (212) 557-0295

(b) If to the Purchasers, at the address set forth on the register of the Company

8.3 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of at least fifty-one percent (51%) of the outstanding Registrable Shares only in a manner that affects all Registrable Shares in the same fashion. Any amendment or waiver effected in accordance with this Section 4.3 shall be binding upon each holder of any Registrable

Shares (including shares of Common Stock into which such Registrable Shares have been converted), each future holder of all such securities, and the Company. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

8.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5 Sections and Exhibits. The headings of sections in this Agreement are provided for convenience only and will not affect the Agreement’s construction or interpretation. Unless otherwise indicated, all references to “Section,” “Sections,” or “Exhibit” refer to the corresponding section, sections, or exhibit, respectively, of this Agreement.

8.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such state without regard to its conflict of laws rules.

8.8 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their signature as natural persons or by individuals by their duly authorized officers as of the date first written above.

CASH TECHNOLOGIES, INC.

By:
Name:	Bruce Korman
Title:	President

ACCEPTED AND AGREED:

Shareholder Name:

Shareholder Name: